EXHIBIT M

CERTAIN INFORMATION REGARDING THE SHAREHOLDERS

The information disclosed in this Exhibit M relating to the Shareholders is based entirely on information contained in the Form 3 filed by Robert P. Evans on April 28, 2005, and in the Forms 4 filed by Philip E. Norwood on February 15, 2006, Elliot S. Garsek on January 13, 2005, Ronald J. Goldman on January 13, 2005, F.S. Gunn on January 13, 2005, Robert L. Hechert on June 14, 2005, Jay J. Lesok on October 20, 2005, James L. Murray on December 28, 2004, Byron B. Searcy on January 13, 2005, and Roderick D. Stepp on January 18, 2005.

The following table sets forth the name, citizenship and present principal occupation or employment, and the name and principal business of any corporation or other organization in which such occupation or employment is conducted. The business address of each of the Shareholders is 3880 Hulen St., Fort Worth, Texas 76107.

STOCKHOLDER AND CITIZENSHIP	PRESENT PRINCIPAL OCCUPATION

Philip E. Norwood	Chairman of the Board, President and Chief Executive Officer of the Company

Robert P. Evans	Managing Partner, Sproles Woodard L.L.P

Elliott S. Garsek	Partner, Barlow Garsek & Simon, LLP

Ronald J. Goldman	Investments

F.S. Gunn	Former Vice Chairman of the Board of the Company

Robert L. Hechert	Chairman of the Board, President and Chief Executive Officer of Freese & Nichols, Inc.

Jay J. Lesok	President of CFS Financial

William W. Meadows	Executive Vice President of The Rigg Group, Inc.

James L. Murray	Former Chairman of the Board of the Company

Byron B. Searcy	Broker, Coldwell Banker Commercial – Kelly, Geren, & Searcy, Inc.

Roderick D. Stepp	President of M & M Manufacturing, L.P.

To the best of Cullen/Frost’s knowledge, none of the Shareholders has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

M-1